Exhibit 99.1

Contacts: Deborah McBride (Media) mcbrided@dnb.com 973.921.5714	Kathy Guinnessey (Investors/Analysts) Kathy.Guinnessey@dnb.com 973.921.5892

Dun & Bradstreet Acquires Avention, the Maker of OneSource;

Expands Presence & Offerings in B2B Sales Acceleration Market

Short Hills, N.J. – January 10, 2017 – Dun & Bradstreet (NYSE: DNB) today announced that it has acquired Massachusetts-based Avention, the maker of OneSource® solutions. Avention provides organizations with a deeper understanding of company, contact, and market data, delivered through a robust technology platform.

The acquisition positions Dun & Bradstreet as a leader in the Sales Acceleration market. The category provides Sales and Marketing professionals with actionable market and company information enhanced by software. The goal of Sales Acceleration is to deliver refined information to make it more current, connecting it with buying signals, and providing it with relevant context. Outsell, Inc. estimates this fragmented and underserved space has an annual market opportunity of $10 billion.

Dun & Bradstreet is uniquely positioned to serve this growing market with its foundational company and contact data, which will soon be delivered through Avention’s best-in-class software offerings. The combination provides a tremendous opportunity to evolve Dun & Bradstreet’s Traditional Prospecting offerings into a category that serves critical B2B sales and marketing needs. Following the acquisition, Dun & Bradstreet’s Sales Acceleration product portfolio will include: Hoover’s, Avention, NetProspex, and Strategic Alliance solutions (such as its partnership with Salesforce.com). Combined, these products generated in excess of $200 million in 2016 revenue.

“The Sales Acceleration space offers a big opportunity for Dun & Bradstreet. We believe as the global leader in commercial information we are well positioned to take market share and accelerate our growth strategy,” said Bob Carrigan, chairman and chief executive officer of Dun & Bradstreet. “Bolstered by the success of our recent M&A activity, which has exceeded its acquisition economics, we will continue to explore smart, tuck-in acquisitions that, combined with disciplined execution, will help us to further expand our leadership in this category as well as other areas of our business.”

Dun & Bradstreet purchased Avention for $150 million, net of cash assumed, on January 9, 2017. Avention generated approximately $60 million in revenue in 2016. The acquisition is expected to be neutral to as adjusted operating income in 2017 and accretive beginning in 2018 as meaningful cost synergies begin to materialize.

Using Avention’s dynamic and powerful platform to bring to life Dun & Bradstreet’s global database, B2B sales and marketing professionals will benefit from an intuitive interface, simple integration of timely sales intelligence, and constantly curated data. Coupled with the ability to plug into third-party CRM and Marketing Automation systems, customers receive their mission-critical data when, where and how they need it.

“We are excited to combine our world-class company and contact data with Avention’s best-in-class technology that is fully integrated with the leading software platforms utilized by B2B sales professionals and marketers,” said Josh Peirez, president and chief operating officer of Dun & Bradstreet. “Avention is a natural fit that will allow us to deliver tremendous value to customers, and the synergies we can capture put the value of this deal well above the purchase price of the acquisition.”

For further detail on the benefits to our customers, visit www.dnb.com/avention.

About Dun & Bradstreet®

Dun & Bradstreet (NYSE: DNB) grows the most valuable relationships in business. By uncovering truth and meaning from data, we connect our customers with the prospects, suppliers, clients and partners that matter most, and have since 1841. Nearly ninety percent of the Fortune 500, and companies of every size around the world, rely on our data, insights and analytics. For more about Dun & Bradstreet, visit DNB.com. Twitter: @DnBUS